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                                                                     EXHIBIT 8.1



                          [KIRKLAND & ELLIS LETTERHEAD]





                                April 13, 1998



Huntway Managing Partner, L.P.
Huntway Holdings, L.P.
Board of Directors of Huntway Refining Company
25129 The Old Road, Suite 322
Newhall, California  91381

Gentlemen:

     In connection with the proposed conversion of Huntway Partners, L.P., a Delaware limited partnership (the "Partnership") to corporate form (the "Conversion"), to be effected by a merger (the "Merger") of the Partnership into Huntway Refining Company, a newly-formed Delaware corporation that is a wholly owned subsidiary of the Partnership (the "Corporation"), you have requested our opinion concerning certain United States Federal income tax consequences of the Conversion and the ownership of shares of common stock of the Corporation to holders of such shares of common stock following the Conversion. We have examined Registration Statement No. 333-45093 of the Corporation on Form S-4, as amended by Pre-Effective Amendment No. 1 thereto (the "Registration Statement"), and such other documents and such legal authorities as we have deemed relevant for purposes of expressing the opinions contained herein.
Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Registration Statement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     Our opinion is based upon the applicable provisions of the Code, as amended through the date hereof, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures and existing judicial decisions. No tax rulings have been or will be sought from the IRS with respect to any of the matters discussed herein. In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there is (or will be prior to the effective date of the Merger) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and


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     2. The truth and accuracy, at all relevant times, of all statements made by the Partnership, its management, employees, and officers, and the Corporation, its management, employees, directors, and officers in connection with the Conversion, including but not limited to those set forth in the Registration Statement (including the exhibits); and that the Merger is performed without waiver or breach of the conditions thereto.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the description contained in the Registration Statement under the heading "Federal Income Tax Considerations" (the "Tax Discussion"), we confirm that the Tax Discussion sets out all the material federal income tax consequences of general application of (i) the Conversion to the Partnership, the Unitholders, and the Corporation and (ii) the ownership of Common Stock following the Conversion to the holders of shares of such Common Stock and the Tax Discussion constitutes our opinion of those consequences, provided that we express no opinion as to the truth or accuracy of any factual statements contained in the Tax Discussion (including without limitation the statement on page 19 regarding the aggregate amount of the Partnership's liabilities allocated to the Unitholders).

     This opinion does not address the various state, local or foreign tax consequences that may result from the Conversion or the ownership of shares of Common Stock. In addition, no opinion is expressed as to any federal income tax consequence of the Conversion or the ownership of shares of Common Stock except as specifically set forth in the Tax Discussion and this opinion may not be relied upon except with respect to the consequences specifically discussed therein. This opinion does not address any tax consequence that might result to a Unitholder or a Shareholder in light of such Unitholder's or Shareholder's particular circumstances, such as Unitholders or Shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or who acquired their Common Units (or acquire their Common Stock) in connection with Common Unit (or Common Stock) option or Common Unit (or Common Stock) purchase plans or in other compensatory transactions.

     No opinion is expressed as to any transaction other than the Conversion as described in the Registration Statement or to the Conversion if it is not consummated in the manner described therein. To the extent any of the statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

     This opinion only represents our best judgment as to the federal income tax consequences of the Conversion and the ownership of shares of Common Stock and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated




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herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion has been delivered to you in connection with your consideration of the Conversion and for the purpose of inclusion as an Exhibit to the Registration Statement. This opinion may not be distributed or otherwise made available to any other person or entity without prior written consent. However, we consent to the reference to this opinion under the heading "Legal Matters" in the Registration Statement.

                                        Very truly yours,


                                        /s/ Kirkland & Ellis
                                            KIRKLAND & ELLIS